EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE
April 20, 2006                          For Further Information Contact:

                              Paul M. Limbert

  President & CEO (304) 234-9000

 Nasdaq Trading Symbol: WSBC

WesBanco Elects Directors

Wheeling, WV . . . . WesBanco, Inc. (Nasdaq:WSBC) Chairman of the Board, Edward M. George, announced the election results for the company’s Annual Meeting of Stockholders held on April 19, 2006. The principal business conducted at the meeting was the election of directors of the Wheeling, West Virginia based multi-state bank holding company.

Elected to serve three year terms expiring at the Annual Meeting of Stockholders in 2009 were: Ray A. Byrd, Lawyer - Member-Manager, Schrader, Byrd & Companion, PLLC; James D. Entress, Oral & Maxillo-Facial Surgeon - Retired; Ernest S. Fragale, Vice President, Daisy Development Co.; Edward M. George, Chairman, WesBanco, Inc.; Carter W. Strauss, President, Strauss Industries, Inc.; and Reed J. Tanner, Certified Public Accountant, Simpson & Osborne, A.C. Elected to serve a two year term expiring at the Annual Stockholders’ Meeting in 2008 was: Paul M. Limbert, President & CEO, WesBanco, Inc. and WesBanco Bank, Inc.

In addition to the directors elected at the Annual Meeting, the following members continue to serve on the Board of Directors of WesBanco, Inc. for terms that will expire at the Annual Stockholders’ Meeting in 2008: R. Peterson Chalfant, Lawyer; Abigail M. Feinknopf, Marketing Representative - Feinknopf Photography, Columbus, Ohio and Freelance Writer; Jay T. McCamic, Lawyer - President, McCamic, Sacco, Pizzuti & McCoid, PLLC, and Joan C. Stamp, Director, West Virginia University Foundation.

Continuing to serve on the WesBanco Board of Directors for terms that will expire at the Annual Stockholders’ Meeting in 2007 are: James E. Altmeyer, President, Altmeyer Funeral Homes, Inc.; Christopher V. Criss, President & CEO, Atlas Towing Co.; Vaughn L. Kiger, President, Old Colony/GMAC Morgantown; Robert E. Kirkbride, Vice President - Administration & Finance, Christy & Associates, and Henry L. Schulhoff, President, Schulhoff and Company, Inc.

Special recognition for his years of service to WesBanco was given to Robert K. Tebay, of Parkersburg, who due to his retirement from the WesBanco Board did not stand for reelection.

In another matter considered at the meeting, WesBanco’s stockholders voted to reject a Jewelcor Management, Inc. shareholder proposal that had advocated the WesBanco Board take steps to achieve a sale or merger of the company.

WesBanco is a multi-state bank holding company with total assets of approximately $4.4 billion, operating after the sale through 81 banking offices, two loan production offices, and 125 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

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